Exhibit 10.3

Summary English Translation

Lease Agreement

Shenzhou Building Lease Contract

Contract serial no.: JM – C – 001

Lessee: Shenzhou Tianchen Technology Industry Co., Ltd.

Lessor: Forlink Technologies Co. Ltd.

Date of contract: March 12, 2009

In accordance with PRC Contract Law and relevant rules and regulations, the Parties negotiated towards the following contract for Lessor’s Lease of Shenzhou Building (“Building”):

Article I: Definitions and Translations

Article II: Lease Term

2.1	Leased premises:

Shenzhou Mansion, 9th Floor, Ste. 902-917 (1,527 square meters)

No. 31 ZhongGuanCun South Street, Haidian District, Beijing

2.2	Lease term: 2 years, from March 30, 2009 to March 29, 2011.

2.3	Property management fee is calculated starting from the date of premise remodeling.

2.4	During the rent-free period, property management fee is still due. Lessor shall be responsible for any remodeling or move-in expenses incurred.

Article III: Rent Amount and Payment

3.1	Rent amount: 3.6 RMB per square meter per day, 167,206 RMB per month total.

3.2	Rent for each month is due in full by the fifth day of such month. Rent for the first month is due on the first day of the rent period.

3.3	Rent for the leased premises does not include property management fees.

3.4	If Lessor fails to pay rent fully and on time, 5% of the unpaid balance is charged as a late fee each day until the amount due (including late fees) is fully paid.

Article IV: Deposit and Payment

4.1
For this Contract to go into effect, Lessor shall a deposit to Lessee equal to two months rent—RMB 293,184 (as calculated from the 2007 lease rate, and which Lessor does not have to pay if it already paid the deposit from the 2007 contract). This represents Lessor’s guarantee for all the duties and stipulations in this Contract.

4.2
If Lessor does not violate any Contract stipulations during the entirety of the Lease period, and timely pays in full all rental, management, and other necessary fees, Lessee shall refund the full deposit amount within 15 days after the Lease period ends, without interest on the deposit.

4.3
During the lease, if Lessee has upheld its duty to honor the Contract, and Lessor falls behind in rent, management fees, late fees, or other fees, Lessee has power to deduct the amount owed from the deposit without notice, or deduct from the deposit for compensation for Lessee’s losses suffered, but with written notice to Lessor. After receiving written notice, Lessor has 15 business days to pay the amount to be deducted from the deposit; otherwise, Lessee shall have the right to expedite deduction from the deposit, repossess the leased premises, and charge losses to the Lessor according to Contract stipulations.

If Lessor has objections to the terms of the deposit, it may negotiate with Lessee to resolve the dispute, or if negotiation fails to produce agreement, bring the matter to a Beijing arbitrator in accordance with paragraph 17.1 of this Contract.

4.4	Without Lessee’s written consent, Lessor may not use the deposit to supplement rent, management, or other fees.

Article V: Usage of Leased Premises

5.1
Lessor shall use the leased premises for office purposes only. If Lessor uses the lease for any other purpose without Lessee’s consent, Lessee shall provide written notice for Lessor to correct its conduct. If Lessor fails to do so after a reasonable time, Lessee may terminate the Contract, repossess the leased premises, and hold Lessor liable for compensation for all relevant fees and incurred losses.

5.2
Lessor shall not use or permit the use of any part of the leased premises as a broadcast studio, for religious or any other ceremonial activities, nor for gambling or any other illegal activity. During the lease period, Lessor shall not cause harm or endangerment to Lessee or any other owner, tenant, or user of the Building.

5.3
Lessor shall not use the Building interior, exterior, nor any other portion of the Building visible from the outside for propaganda advertisements, lamphouse, advertising logos, decorations, flags/banners, posters, or other items. Lessee has power to dismantle such items and hold Lessor liable for the fees.

Article XVI: Notice

16.1
Notices and requirements relevant to this Contract shall be distributed in writing, and be delivered via registered mail or personal courier to the most recent business address on record of the recipient Party. Registered mail shall be deemed received on the seventh day after mailing or the date of delivery, whichever is earlier.

16.2	Lessee may deliver notices to Lessor at the address of the leased premises.

Article XVII: Dispute Resolution

17.1
If either Party has any issue or objection with the terms of this Contract’s signing, implementation, violation, termination, invalidity, or any other condition, it should be promptly resolved through amicable negotiation. If either Party refuses to negotiate or negotiation has not produced a resolution after 30 days, either Party may bring the matter before a Beijing arbitration committee. The arbitration decision is final and binding on both Parties.

17.2	During the dispute resolution process, both Parties should continue to uphold and honor this Contract.

Article XVIII: Other Matters

18.1
Any Contract appendices and supplementary agreements signed by the Parties are integral to and inseparable from the Contract. They have the same binding force of law as the Contract. In the event contractual terms conflict, the Parties should negotiate to address the conflict.

18.2	Aside from other stipulations, neither Party may request the other to relinquish any rights, including the right to demand compensation.

18.3	This Contract’s contents, effectiveness, interpretation, implementation, modification, and termination shall be governed under PRC Law.

18.4	This Contract shall be produced in quadruplicate, two copies for each Party. Each copy has full legal enforceability. The Contract shall become effective upon signature by both Parties.